Exhibit 107

Calculation of Filing Fee Tables

MEI Pharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00000002 per share	457(c)	32,309,944	$5.15	$166,396,211.60	0.0001531	$25,475.26
	Total Offering Amounts					$166,396,211.60		$25,475.26
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$25,475.26

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of MEI Pharma, Inc.’s (the “Registrant”) common stock, par value $0.00000002 (“Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents the shares of Common Stock of the Registrant that will be offered for resale by the selling stockholders pursuant to the prospectus contained in this Registration Statement on Form S-3 (the “Registration Statement”) to which this exhibit is attached. The Registration Statement registers an aggregate of 32,309,944 shares of Common Stock consisting of (i) 25,301,407 shares of Common Stock issued to the investors in the PIPE Offering, including 2,084,509 shares of Common Stock previously issued upon the exercise of Pre-Funded Warrants to one investor, (ii) 3,938,360 shares of common stock issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock with an exercise price per share equal to $0.0001, (iii) 1,461,989 shares of Common Stock issuable upon exercise of the Asset Manager Warrants to purchase shares of Common Stock, (iv) 438,597 shares of Common Stock issuable upon exercise of the Strategic Advisor Warrants to purchase shares of Common Stock, and (v) 1,169,591 shares of Common Stock issuable upon exercise of the Placement Agent Warrants to purchase shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the Nasdaq Capital Market on July 31, 2025, a date within five business days prior to the filing of the Registration Statement.